Exhibit (d)(ix)(g)

June 23, 2025

Board of Trustees
SA Funds – Investment Trust
190 Carondelet Plaza
Suite 600
St. Louis, MO 63105

RE: Amended and Restated Fee Waiver and Expense Reimbursement Letter Agreement

SA Worldwide Moderate Growth Fund (the “Fund”) is a series of the SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”). The Trust, on behalf of the Fund, has entered into an investment advisory and administrative services agreement with Focus Partners Advisor Solutions, LLC (the “Adviser”), whereby the Adviser provides investment advisory and administrative services to the Fund (the “Advisory Agreement”).

The Adviser hereby agrees with respect to the Fund, for so long as this agreement is in effect, to waive the administration fee payable to it under the Advisory Agreement. With respect to other expenses, the Adviser hereby agrees with respect to the Fund, for so long as this agreement is in effect, to waive the advisory fee payable to it under the Advisory Agreement with respect to the Fund and/or to reimburse the operating expenses allocable to the Fund so that the Fund’s total annual operating expenses related to investments in Affiliated Fund Assets (excluding interest, taxes, brokerage commissions, redemption liquidity service expenses, acquired fund fees and expenses and any other expenses related to investments in Other Assets, and extraordinary expenses) do not exceed the total annual acquired fund fees and expenses related to the Fund’s investments in Affiliated Fund Assets.

The foregoing expense limitation, effective October 28, 2025 (the “Effective Date”), shall remain effective for the Fund until October 28, 2028. This agreement may only be amended or terminated with the approval of the Trust’s Board of Trustees.

This agreement is subject to the terms and conditions of the Advisory Agreement and shall be governed by, and construed and enforced in accordance with the laws of the state of California, except insofar as federal laws and regulations are controlling.

If you are in agreement with the foregoing, please sign the form of acceptance in the counterpart listed below, and return the same to the Adviser.

Best regards,

Focus Partners Advisor Solutions, LLC

By:	/s/ Jonathan Scheid
Name:	Jonathan Scheid
Title:	President

The foregoing agreement is hereby accepted as of the date shown above:

SA Funds – Investment Trust
On behalf of the Fund

By:	/s/ Jonathan Scheid
Name:	Jonathan Scheid
Title:	President and CEO